EX-35.1
(logo) ncb


2011 Crystal Drive
Suite 800
Arlington, Virginia 22202

TEL  (703) 302-8000
TOLL (800) 955-9622
FAX  (703) 647-3460

February 26,2014

Wells Fargo Bank, NA, as Certificate Administrator and Rule 17g-5 Information Provider
Attn: Compliance Manager
9062 Old Annapolis Road
Columbia, MD 21045

RE:      Annual Statement as to Compliance
         WFRBS 2013 C12

Dear Sir/Madam:


In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C12, as an authorized officer of NCB, FSB (the
"NCB Master Servicer"), I hereby certify pursuant to Section 11.12 thereof that:


a. A review of the activities of the NCB Master Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.


b. To the best of my knowledge, based on these reviews, the NCB Master Servicer Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.


Please note that the annual financial statement will be sent under separate cover on or before March 31,2014.



Best regards,

/s/ Karyn Mann

Karyn Mann
Senior Vice President, Investor Compliance
NCB,FSB

www.ncb.coop

Banking & Financial Services
Cooperative Expansion
Economic Development


NCB refers to National Consumer Cooperative Bank and its subsidiaries (primarily NCB Financial Corporation and its subsidiary NCB, FSB), its affiliated non-profit corporation, NCB Capital Impact, and also NCB Community Works,LLC, which is jointly owned by NCB and NCB Capital Impact. Each is a separate corporation within the NCB Financial Group.